     As filed with the Securities and Exchange Commission on June 1, 1998

                          Registration No. 333-42555

--------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            -----------------------

                                AMENDMENT NO. 1

                                      TO

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            -----------------------

              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

            (Exact name of registrant as specified in its charter)


           Delaware                                      71-0675758
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                            -----------------------

                                                            Joe G. Brooks
   801 N. Jefferson Street                             801 N. Jefferson Street
 Springdale, Arkansas  72764                         Springdale, Arkansas  72764
       (501) 750-1299                                      (501)  750-1299
   (Address of registrant's                         (Name, address and telephone
 principal executive offices)                       number of agent for service)

                            -----------------------

                         Copies of communications to:

                             J. Patrick Ryan, Esq.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            1500 NationsBank Plaza
                              300 Convent Street
                             San Antonio, TX 78205
                                (210) 281-7000

                            -----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                            -----------------------

                        CALCULATION OF REGISTRATION FEE



   Title of each class of       Amount        Proposed           Proposed           Amount of
         securities             to be          Maximum            Maximum          Registration
      to be registered        Registered   Offering Price        Aggregate             Fee
                                            Per Share(1)     Offering Price(1)
---------------------------------------------------------------------------------------------------
   Class A Common Stock,     7,075,676 (2)     $1.30            $9,198,379         $2,714 (3)
     ($0.01 Par Value)                                                          $2,189: balance due
===================================================================================================



   (1) Calculated pursuant to Rule 457(c) and solely for the purpose of determining the registration fee, based on the average high and low sales price per share, as reported by NASDAQ SmallCap Market System on May 22, 1998.


   (2) Represents up to 348,876 shares (the "Interest Shares") of the Company's Class A Common Stock, par value $0.01 per share ("Common Stock"), issuable as quarterly interest payments upon $2,510,000 aggregate principal amount of 12% Promissory Notes due July 27, 1998, November 2, 1998 and January 2, 1999, (extendable at the Company's option to October 30, 1998, January 31, 1999 and April 2, 1999, respectively) (the "Notes") and up to 6,726,800 shares of Common Stock issuable upon the exercise of certain stock purchase warrants (the "Warrants") issued by the Company and, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), also includes an indeterminate number of shares of Common Stock which may become issuable: (A) with respect to the Interest Shares or upon exercise of the Warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions and (B) pursuant to the Notes by reason of increases in the interest rates applicable thereto and/or the amount of interest payable thereon and by reason of reduction in the market price of the Company's Common Stock.

   (3) Of this $2,714 registration fee, $525 has been previously paid.

                     ------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECTUS
----------



MAY 29, 1998




INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION.


                   SUBJECT TO COMPLETION, DATED MAY 29, 1998


                            UP TO 7,075,676 SHARES


              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

                             CLASS A COMMON STOCK

                          ($0.01 PAR VALUE PER SHARE)


                    ______________________________________



   This Prospectus relates to an aggregate of up to 7,075,676 shares (the "Shares") of Class A Common Stock, par value $0.01 per share ("Common Stock"), of Advanced Environmental Recycling Technologies, Inc. (the "Company" or "AERT") which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders"). See "Selling Stockholders." The Shares are issuable from time to time by the Company to the Selling Stockholders as follows:


     (i) up to 348,876 Shares (the "Interest Shares") are issuable as quarterly interest payments upon $2,510,000 aggregate principal amount of 12% Promissory Notes (the "Notes"), issued and issuable hereafter to certain of the Selling Stockholders (the "Noteholders") in connection with a private placement of securities pursuant to Note Purchase Agreements entered into as of October 30, 1997, February 5, 1998 and April 7, 1998, between the Company and the Noteholders (the "Note Purchase Agreements") and due July 27, 1998, November 2, 1998 and January 2, 1999, respectively, (as described herein, the actual number of Interest Shares that are issued will depend on the average closing bid price of the Common Stock prior to each quarterly payment);


     (ii) up to 451,800 Shares (the "Private Placement Warrant Shares") are issuable upon the exercise of stock purchase warrants (the "Private Placement Warrants") issued and issuable hereafter to certain of the Selling Stockholders pursuant to a Placement Agency Agreement (the "Placement Agreement") dated October 30, 1997, executed with The Zanett Securities Corporation (the "Placement Agent"); and,


     (iii) up to 6,275,000 Shares (the "Consulting Shares") are issuable upon the exercise of stock purchase warrants (the "Consulting Warrants") issued to certain Selling Stockholders pursuant to Consulting Agreements dated October 30, 1997, with Bruno Guazzoni (the "Consultant"), one of such Selling Stockholders.


   This prospectus also covers, pursuant to Rule 416 of the Securities Act of 1933, as amended, (the "Securities Act") the offer and sale by the Selling Stockholders of any and all shares of Common Stock which may become issuable with respect to the Interest Shares, or upon exercise of the Private Placement Warrants and the Consulting Warrants to prevent dilution resulting from stock splits, stock dividends and similar transactions and pursuant to the Notes by reason of increases in the interest rate applicable thereto and/or the amount of interest payable thereon and by reason of reductions in the average closing bid price of the Common Stock.

  The Company will receive proceeds, under certain conditions, only upon the exercise of the Private Placement Warrants and the Consulting Warrants and will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Use of Proceeds".


   The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "AERTA". On May 21, 1998, the last reported sale price of the Common Stock, as reported by the NASDAQ SmallCap Market System was $1.2813 per share.


   The Shares covered under the Registration Statement of which this Prospectus is a part may be offered and sold from time to time by the Selling Stockholders in the open market, on the NASDAQ SmallCap Market, in privately negotiated transactions, as an underwritten offering, or in a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profits realized by them on resale of the Shares as principals may be deemed underwriting compensation under the Securities Act. See "Selling Stockholders" and "Plan of Distribution".


   The Company has agreed to bear the expenses incident to the offer and sale of the Shares to the public, including the costs associated with the registration of the Shares under the Securities Act and preparing and printing this Prospectus. Underwriting commissions and broker fees, however, as well as any applicable transfer taxes, are payable individually by the Selling Stockholders. The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.


          THE SECURITIES OFFERED HERBY INVOLVE A HIGH DEGREE OF RISK,
                              SEE "RISK FACTORS"


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is May 29, 1998.

                             AVAILABLE INFORMATION


   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial statements, and other matters. The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with the SEC covering the Shares of Common Stock to be sold pursuant to this Prospectus. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information, exhibits, and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information. Statements contained in this Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document. Each such statement is qualified in its entirety by such reference.

   Reports, proxy and information statements filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; Los Angeles Regional Office, Suite 1100, 5670 Wilshire Boulevard, Los Angeles, California 90036; and Chicago Regional Office, 500 W. Madison

Street, 4th Floor, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxies and information statements and other information regarding registrants (including the Company) that file electronically. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of NASDAQ, Report Section, 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


   THIS PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE, WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO JOE G. BROOKS, PRESIDENT, ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., 801 N. JEFFERSON STREET, SPRINGDALE, ARKANSAS 72764 (501) 750-1299.

   The following documents previously filed by the Company with the SEC are incorporated herein by reference:

   1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

   2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and,

   3. The "Description of Securities" on pages 37 through 40 in Amendment No. 1 to Registration Statement on Form S-1 filed August 24, 1989 (No. 33-29595) incorporated by reference in the Company's Registration Statement on Form 8-A filed October 23, 1989 (No. 1-10367).


   The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference.

   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of the Shares shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents, unless specifically incorporated by reference). Such requests for copies should be directed to Joe G. Brooks, President, Advanced Environmental Recycling Technologies, Inc., 801 N. Jefferson Street, Springdale, Arkansas 72764 (501) 750-1299.

                              PROSPECTUS SUMMARY



     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. Capitalized terms not defined in the summary are defined elsewhere herein.


                                  THE COMPANY



     The Company manufactures and markets a line of engineered composite building material products that exhibit superior moisture resistance and dimensional stability, as well as several other unique properties over traditional wood products. The Company's products have been extensively tested and used by several leading national companies. The Company primarily utilizes waste wood fiber and reclaimed polyethylene plastic as its raw material sources. The Company markets its products under the trade names MoistureShield(TM) and ChoiceDek(TM) and its sales are now primarily focused towards the following three market areas which are currently supplied by the Company's composites manufacturing facility in Junction,
     Texas: (1) components for the national door and window market, (2) the heavy industrial flooring market as floor blocks for industrial applications, and (3) as decking components for commercial and residential applications through Weyerhaeuser. The Company is currently expanding its manufacturing capabilities with the addition of a second composite manufacturing and plastic reclamation facility in Springdale, Arkansas.

                                 THE OFFERING



     Shares Offered .................. Up to 7,075,676 shares of Common Stock.



     Use of Proceeds ................. The Company will not directly receive any proceeds from the Shares being offered by the Selling Stockholders, nor will any such proceeds be available for use by it or for its benefit; however, the Company could receive proceeds from the exercise of the Warrants to which certain of such Shares relate. See "Risk Factors" "Notes, Warrants and Options; Dilution" and "Selling Stockholders" for a description of the Warrants, including the exercise price thereof. Any such proceeds received by the Company upon exercise of Warrants will be used for general corporate and working capital purposes.


     NASDAQ Symbol ................... AERTA.



                                 RISK FACTORS



     An investment in the Shares involves a high degree of risk. Each prospective purchaser of the Shares should review "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Shares.

                                      RISK FACTORS



   An investment in the Company's securities involves a high degree of risk. Prior to making an investment, prospective investors should carefully consider the following factors, among others, and seek professional advice in analyzing this offering. In addition, this Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements, which are often identified by words such as "believes," "anticipates," "expects", "estimates," "should," "may," "will" and similar expressions, represent the Company's expectations or beliefs concerning future events. Numerous assumptions, risks and uncertainties, including the factors set forth below, could cause actual results to differ materially from the results discussed in the forward looking statements. Prospective purchasers of the Shares should carefully consider the factors set forth below, as well as the other information contained herein or in the documents incorporated herein by reference.


FINANCIAL POSITION OF THE COMPANY, WORKING CAPITAL DEFICIT; REPORT OF INDEPENDENT AUDITORS


   The Company through March 31, 1998 has generated aggregate sales revenues of $29,426,665, since inception in December 1988 ($7,982,381 for the year ended December 31, 1997 and $2,507,300 for the quarter ended March 31, 1998). At March 31, 1998, the Company had a working capital deficit of $4,269,120 and had incurred cumulative losses from inception on December 2, 1988 through March 31, 1998 of $20,312,699 ($1,156,020 for the year ended December 31, 1997 and
$518,941 for the quarter ended March 31, 1998). The Company has not yet generated operating income from operations, nor is there any assurance that the Company will achieve future revenue levels and operating efficiencies to support existing operations, consistently generate positive cash flow from operations or
recover its investment in its property, plant and equipment.   The Company
expects to continue to incur losses through at least the second quarter of 1998 and there can be no assurance that such losses will not continue thereafter.
The success of the Company's operations are largely dependent upon its ability to maintain and improve operating efficiencies and overall production capacity, generate substantial sales revenues and generate adequate cash-flows from operations, as to which there can be no assurance. The Company has recently increased its manufacturing efforts through expanded production, has commenced operations at a second manufacturing facility, and is currently experiencing a backlog in purchase orders and projects pending already received from certain composites customers. However, the Company's operations are subject to numerous risks associated with the continued establishment of its business, including lack of adequate financing sources, competition from numerous large, well-established and well-capitalized competitors who manufacture products for the same applications. In addition, the Company has in the past and may again in the future encounter unanticipated problems, including manufacturing, distribution and marketing difficulties, some of which may be beyond the Company's financial and technical abilities to resolve. The failure to adequately address such difficulties could have a materially adverse effect on the Company's prospects.

   The independent public accountant's report on the Company's financial statements for the year ended December 31, 1997, contains an explanatory paragraph regarding the Company's ability to continue as a going concern. See Report of Independent Public Accountant's contained in, and Note 2 to, the Financial Statements for the year ended December 31, 1997 and Note 3 to the Company's Interim Financial Statements contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, which is incorporated by reference herein.


NEED FOR ADDITIONAL FINANCING


   Substantially all of the Company's working capital and capital improvement needs for the preceding twelve months have been met from proceeds of additional debt financing of approximately $1.3 million and $1.21 million obtained during 1997 and 1998, respectively, and of $2,260,000 obtained from equity private placements during 1996 and 1997. Substantially all of the proceeds from such financings have been expended by the Company. The Company has been primarily dependent, until recently, on financing from a major stockholder, and there is no assurance that such support can continue. In particular the Company has been dependent over the last twelve months on the fund raising efforts of its President with accredited investors. The Company maintains an accounts receivable factoring agreement for up to $700,000 through Marjorie S. Brooks, a major stockholder. The terms of this agreement call for the factor to advance 99.12% of the total of invoices presented by the Company and for the Company to indemnify the factor against loss of the amounts advanced. The Company as of March 31, 1998 also owed $825,942 to Marjorie S. Brooks, a major stockholder, which was classified as long-term debt.

   The Company has secured bridge loans from certain of the Selling Stockholders, all of whom are accredited investors, during October 1997, February 1998 and April 1998, which provided $1.3 million, $800,000 and $410,000, respectively, of additional cash for expansion and limited corporate purposes through April 1998. Pursuant to the Placement Agreement, the Company granted to the Placement Agent a two-year option to offer and place on behalf of the Company an additional $990,000 (in addition to the $1.21 million of Notes already issued in February and April 1998) in aggregate principal amount of promissory notes (the "Additional Notes"); the terms of any further Additional Notes which may be issued may vary from the terms of the Notes, but shall provide that, unless extended by the Company at its option, the Additional Notes shall mature and become payable on a date 270 days from the date of initial issuance thereof. In addition, subject to certain exceptions, the Placement Agent has rights to approve and/or participate in future debt or equity financings by the Company for a two-year term. Such rights could have an adverse effect on the Company's ability to obtain additional financing. In the event that the Placement Agent exercises its option to offer and place the Additional Notes, the Placement Agent will be entitled to receive a 10% placement agent fee and 3% nonaccountable expense allowance based on the aggregate gross proceeds to the Company from the sale of the Additional Notes and the Placement Agent and the Consultant will be entitled to receive additional warrants. See "Risk Factors-Notes, Warrants and Options-Dilution".


   The Company is also currently pursuing low interest bond financing from a state economic development agency, and a working capital line of credit with a major financial institution although consummation of these financings is conditioned upon, among other things, the Company's completion of a second multi-purpose facility in Springdale, Arkansas. There can be no assurance that the Company will be successful in its efforts to secure additional financing. The Company currently does not have additional commitments for financing beyond the sources described immediately above and revenues have not historically been
sufficient to support operational needs.   Although the Company believes that if
it can maintain its current production rates and efficiencies, it will be able to achieve a level of operations sufficient to support its operations for the next twelve months, there can be no assurance that such production rates or efficiencies will be maintained or that the Company will not encounter unanticipated difficulties in its manufacturing processes which adversely affects such rates or efficiencies. Further, continued improvements in production efficiency and capacity will be required for the Company to increase sales levels to those necessary to attain profitable results of operations and provide funds to repay the Company's outstanding obligations, approximately $2.5 million of which represent short-term indebtedness.


   Proceeds from the Company's financing sources have been largely expended. Accordingly, if the Company cannot generate sufficient cash flow from existing operations, it could be dependent in the near future on additional debt or equity financing, as to which there can be no assurance. Should the Company be unable to secure additional financing, the Company's ability to pay its existing debt obligations and the Company's operations would be materially adversely affected, and in particular the Company's operations might be delayed or discontinued until such time, if ever, as funds are generated in order to resume operations. There can be no assurance that current or prospective creditors and purchasers of the Company's products would accept any such delay or that such purchasers would not locate alternative supply sources.


   Accordingly, the long-term success of its operations hereafter may depend upon cash flow from operations and the Company's success in raising additional funds, if necessary, through equity or debt financing. There is no assurance that required additional financing can be obtained, or obtained on terms satisfactory to the Company.


LEGAL PROCEEDINGS


   In June 1992, Mobil Oil Corporation ("Mobil") commenced an action against the Company in the United States District Court for the District of Delaware entitled Mobil Oil Corporation v. Advanced Environmental Recycling Technologies, Inc. In its complaint, Mobil sought entry of a declaratory judgment that: (a) AERT is without right or authority to threaten suit against Mobil or its customers for alleged infringement of AERT patents; (b) the AERT patents are invalid and unenforceable, and (c) Mobil has not infringed the AERT patents through any products or method. Mobil seeks no monetary damages in this suit, but does seek reimbursement of its attorneys' fees.


   In December 1992, the Company answered Mobil's Complaint. In its Answer, the Company denied Mobil's claims and asserted counterclaims against Mobil and three Mobil executives for: (1) an illegal combination or contract in restraint of trade in violation of federal antitrust laws; (2) a pattern of intentional misconduct constituting an attempt to monopolize in violation of federal antitrust laws; (3) breach of a confidential relationship between Mobil and the Company; and (4) unfair competition. The Company sought monetary damages, punitive damages and injunctive relief. Mobil filed an answer to AERT's counterclaims, denying any liability. The Delaware Court then bifurcated the trial into patent and non-patent issues and ordered the patent issues tried first.


   In February 1994, after a trial on the patent issues, a Delaware jury returned a verdict that four AERT patents on its composite product technology were invalid. The jury also determined that Mobil had not infringed two of the four patents, which AERT had asserted against Mobil. The jury verdict answered a number of interrogatories on the factual issues, and rendered advisory findings for the Court on Mobil's allegation that AERT had obtained its patents by inequitable conduct. Thereafter, the Judge adopted the jury's advisory findings on inequitable conduct and held that each of the four AERT patents were unenforceable for failure to disclose certain alleged prior art to the patent office during patent prosecution.


   Because of the nature of certain of the jury verdict interrogatory responses, AERT's counsel concluded that the verdict was adversely affected by improper conduct by Mobil counsel during trial, and false statements of law and fact made during closing argument, that caused the jury to misapply the law on inequitable conduct and to render clearly erroneous findings. Consequently, AERT moved for a new trial. That motion was denied. The Company's additional post-trial motions were also denied by the Delaware Court. On March 14, 1995, the Company filed a sealed motion with the Court based upon newly discovered evidence, which alleges prejudicial misconduct by Mobil prior to the trial. The motion also brings to the Court's attention, evidence which the Company believes was intentionally withheld from it in direct defiance of the Delaware Court's January 4, 1994 Motion to Compel, prior to the trial. It also brings to the Court's attention, an official government safety approval document which was altered prior to submission to AERT during pre-trial discovery, which also relates to a portion of the alleged withheld discovery documentation. The motion seeks further discovery into Mobil's misconduct and a new trial. In December 1995, the Company also moved to supplement its pending March 14, 1995 Motion with additional tampered evidence and discovery misconduct by Mobil. The March 14, 1995 Motion is currently stayed before the Delaware Court. The Company filed an appeal with the U.S. Court of Appeals on July 10, 1995 on the initial trial arguments. In January 1996, oral arguments were presented before the U.S. Court of Appeals. In June 1996, the U. S. Court of Appeals reversed a portion of the earlier ruling that two of the patents were invalid, and that Mobil did not infringe. The Company did not further appeal this issue to the Supreme Court. Should the Delaware Court deny the Company's pending Prejudicial Misconduct Motion, the Company intends to follow-up with an additional appeal on these issues. Should the Court not rule in favor of the Company on such motions, all appellate processes available will be pursued. There can be no assurance that the Company will receive a more favorable outcome upon appeal.


   In August 1994, Mobil filed a motion seeking an award of attorney's fees and costs in the amount of $2.7 million. On November 1, 1994, the Court ruled that the motion was premature and will not be considered at the present time. In January 1995, Mobil renewed its Motion for Attorney's Fees. In April 1995, the Court requested AERT to respond to Mobil's Motion. The Motion is currently stayed. The Company will vigorously defend against Mobil's claim for attorney's fees and costs; however, there can be no assurances as to the outcome of this litigation. The Company at present cannot predict when the Mobil motion for attorney's fees and the AERT prejudicial misconduct motion for a new trial will be addressed by the Delaware Court. The Company has not recorded any liability related to such litigation at March 31, 1998. Mobil Oil divested its composites business in 1996 and no longer directly competes with the Company.


   In a related matter, the Company recently received a formal notice of allowance from the United States Patent and Trademark Office concerning a related product by process patent application, which has been pending throughout the litigation. This is an application, which was filed on the same date as those currently in litigation, although substantial additional disclosures have been made.


REDUCTIONS IN CONSTRUCTION ACTIVITY


   AERT engineered composites have been previously marketed primarily to companies that manufacture products for use by the construction industry in new home construction and home improvement work. The construction industry is subject to significant fluctuations in activity and to periodic downturns caused by general economic conditions. Single housing construction starts were steady over the proceeding year and there was good demand for door and window components from the Company. Reductions in construction activity could have an adverse effect on the demand for AERT composites in the door and window market. The Company's decking line is primarily targeted to the remodeling market.


   The Company believes significant demand now exists for its products and by broadening its composites sale base it can reduce the effects that reductions in construction activity would have on the Company.


LIMITED MANUFACTURING CAPABILITIES


   Although the Company has exited the development stage and has substantially completed development of its commercial manufacturing processes at its Junction, Texas facility, the long-term success of the Company's operations will depend upon the manufacture of AERT composite products on a substantially greater commercial scale than the Company has engaged in to-date. The Company currently only has one composite manufacturing facility, although the Company is currently constructing a second composite manufacturing facility in Springdale, Arkansas. There can be no assurance the Company will prove able to expand its operations to the extent required or achieve improved operational efficiencies, and in particular, increased throughputs and or capacities in order to realize profitable operations, even assuming the availability of adequate financing and customer demand for its products. The Company's primary customers and markets are large and increased sales growth will require significant capital expenditures. There can be no assurance that financing can be obtained to expand existing or build additional manufacturing facilities or that, if obtained, they could become operational in a timely manner.

DEPENDENCE ON KEY CUSTOMERS

   The Company limited its initial marketing to prospective customers that are major industrial companies with large market shares nationwide in the building material and door and window construction industries. A few large door and window construction companies have purchased substantially all of the Company's MoistureShield/TM/ product since inception. Additional customers for the Company's MoistureShield/TM/ products are now coming on-line or are in the early stages of their commercial use of such products and there can be no assurance of their continuing interest or support regarding ongoing production delays by the Company. A division of Weyerhaeuser, one of the world's largest forest products companies is engaged with the Company and is the marketing and distribution channel of ChoiceDek/TM/, the residential decking material produced from the Company's composite manufacturing facility. These large customers are key to the Company's success. Although the Company's composites customers have indicated to the Company that it is their intention to purchase products from the Company on a regular basis and in substantial volumes, assuming current product quality and pricing levels can be achieved commercially and that volume requirements can be met, none of such key customers is contractually obligated to purchase a substantial amount of additional products from the Company. These companies and other prospective customers with which the Company has dealt have high quality standards, and require elaborate and extensive testing for new products, component parts, and/or services. Those that account for more than 10% of sales for the current year are Carolina Builders Corporation, Therma Tru Corporation and Weyerhaeuser. The Company could be materially adversely affected if it were to lose one or more of its large existing customers.


PATENTS AND PROTECTION OF TECHNOLOGY


   The Company's composite materials manufacturing process and its waste plastics reclamation technologies involve many proprietary trade secrets, as well as certain methods, processes and equipment designs for which the Company has sought and received patent protection. Although the Company has taken measures to safeguard its trade secrets by limiting access to its manufacturing facility and requiring confidentiality and nondisclosure agreements of employees and third parties, there can be no assurance that its trade secrets will not be disclosed or that others will not independently develop comparable or superior technology. The Company has filed seventeen patent applications and has received issuance from the United States Patent and Trademark Office for thirteen patents, five of which relate to the Company's composite materials manufacturing operations and eight of which relate to its waste plastics reclamation technologies. However, four composite patents have been challenged by Mobil Oil Corporation and found invalid. (See "Legal Proceedings"). Two were later restored upon appeal. The cost of litigation to preserve proprietary rights is high and in the past has strained the financial resources of the Company as well as impeded sales growth. Further, to the extent that employees, consultants or other third parties working with the Company develop new technology, disputes may arise as to the proprietary rights to such technology which may not be resolved in favor of the Company.


GOVERNMENT REGULATION


   The Company at present is able to incorporate a substantial majority of the waste plastic feedstocks it receives into its composite materials manufacturing and plastic reclamation processes without significant waste disposal problems of its own. However, its current supply sources are relatively homogeneous and consistent, and there can be no assurance that in the future continuing regulations will not adversely affect the Company's operations or require the introduction of costly additional manufacturing or waste disposal processes.


   Certain customers have expressed interest in the Company's products because use of the Company's products could reduce the sawdust or other solid waste generated by such customers' operations. The Company believes that the demand for its products and technology could be decreased if there is a lessening of public concern or government pressure on private industries and municipal solid waste disposal authorities to deal with solid waste disposal problems. Further, the Company believes that a lessening of environmental concerns could reduce the rate at which plastics are recycled, which ultimately could have the effect of increasing the Company's cost of raw materials for its manufacturing operations.


   Although state and federal legislation currently provide for certain procurement preferences for recycled materials, such preferences for materials containing waste plastics are dependent upon the eventual promulgation of product or performance standard guidelines by state or federal regulatory agencies. Such guidelines for recycled plastic building materials may not be released or, if released, the product performance standards required by such guidelines may be incompatible with the Company's manufacturing capabilities.


COMPETITION


   In seeking to market AERT composites as alternative building materials to high grade western pine and other woods, aluminum, high-performance plastics and other construction materials, the Company competes with major forestry product companies and aluminum fabricating companies. The conventional material manufacturers with which the Company must compete have, in many cases, long-established ties to the building and construction industry and have proven well-accepted products. Although the Company has recently entered into a national marketing and distribution agreement with Weyerhaeuser, there are many additional large competitors in this market.


   Many large competitors also have research and development budgets, marketing staffs and financial and other resources, which far surpass the resources of the Company. Several such competitors are currently attempting to develop and introduce similar recycled composite materials. Competitive products currently entering the market include Trex(R), TimberTech(TM) and Strandex. The Company must also compete in the building materials market with certain other plastics recyclers currently manufacturing recycled materials intended for similar building material applications, including decking and fencing. None of such recyclers, to the Company's knowledge, has achieved significant commercial acceptance to-date.


   The Company competes for certain raw materials with other plastics recyclers, or plastic resin producers, most of which are far larger and better established than the Company. However, management believes that its focus towards sources of contaminated polyethylene films that it recycles and uses in its composites business are less attractive to most producers of recycled plastics. As a result, the Company has not historically experienced significant competition for such raw materials. Further, the Company believes that the plastics reclamation processes it has developed for its composites manufacturing business are able to source raw materials from industrial waste, plastic film waste and other plastic waste generators whose potential as a recycling source is not being significantly utilized by conventional plastics recyclers who primarily rely on post-consumer, source-separated plastic container recycling processes such as HDPE milk containers. The Company expects new entrants into the plastics reclamation business which could effect the Company's source of raw materials supply and who may have substantially greater financial and other resources than the Company. Such entrants may include beverage bottlers, distributors and retailers as well as forestry product, petrochemical and other companies.


FIRE DISRUPTIONS

   The Company experienced a series of fires over the past several years, which has severely disrupted its manufacturing operations. In 1996, the Company experienced two fires at its Rogers, Arkansas plastic reclamation facility, which were ruled arson by authorities. The pattern of continued fires caused the Company's fire insurance to be cancelled. The Company was able to renew its fire insurance, but at a substantially higher rate. The Company has increased security and added armed guards at its facilities. However, another major fire or similar disruptions could materially adversely affect the Company.


RELIANCE UPON MANAGEMENT AND QUALIFIED TECHNICAL ASSISTANCE


   The Company is substantially dependent upon the personal efforts and abilities of Joe G. Brooks, its President, Grant Martin, its Chief Operating Officer, J. Douglas Brooks, its Vice President of Recycled Plastics, Steve Brooks, its CEO, and a limited number of corporate and technical staff who devote all of their business time to the affairs of the Company. The Company has also obtained a $1,000,000 "key man" life insurance policy on the life of Joe G. Brooks. The loss of the services of one or more of these persons could have a material adverse effect upon the Company's activities. The Company is also dependent upon the continuing availability of capable independent engineering services and other technical assistance. There is no assurance that it will be able to locate, maintain, and/or obtain such necessary technical assistance from time to time.


VOTING CONTROL BY MANAGEMENT


   At March 31, 1998, the Company's directors and officers in the aggregate beneficially owned 14,743,388 shares of Class A Common Stock (which amount includes shares underlying outstanding options and warrants which such directors and officers have the right to acquire within sixty days) and 1,345,657 shares of Class B Common Stock, which constituted approximately 36.1% and 91.8% of the Class A Common Stock and Class B Common Stock, respectively, and approximately 44.6% of the combined general voting power of the Company. Accordingly, such persons may be able to elect all of the Company's directors and otherwise control the Company. Holders of Class B Common Stock and Class A Common Stock will generally vote together as a single class upon matters submitted to a vote of stockholders, though the holders of Class B Common Stock will be entitled to five votes per share of Class B Common Stock while holders of Class A Common Stock will be entitled to only one vote per share. Although no voting agreement exists among the holders of Class B Common Stock, because of the family and prior business relations among such stockholders it may be anticipated that Class B stockholders will often vote the same way on matters requiring stockholder approval or authorization. The Class B stockholders have entered into a Right of First Refusal Agreement among themselves granting such stockholders a right to purchase Class B Common Stock on a pro rata basis from any Class B stockholder desiring to sell such shares.

NOTES, WARRANTS AND OPTIONS; DILUTION


   On November 9, 1989, the Company completed a public offering of 1,250,000 units, at a price to the public of $4.00 per unit. Each unit consisted of three shares of Class A Common Stock and three redeemable Class A Warrants. Each Class A Warrant entitled the holder to purchase a unit consisting of one share of Class A Common Stock and one Class B Warrant at an exercise price of $2.00. Each Class B Warrant entitled the holder to purchase one share of Class A Common Stock at an exercise price of $3.00. As a result thereof the Company has issued and outstanding 4,212,740 shares of Class B Warrants. The Board of Directors has extended the expiration date of the outstanding Class B Warrants to July 1, 1998.


   In July 1993, the Company completed a $1.2 million private placement by issuing $650,000 in short-term notes, due June 29, 1994 and 650,000 Class C Warrants. Certain of such notes and Class C Warrants were issued to related parties, including the Company's major stockholder. The Class C Warrants, which are exercisable ratably into one share of Class A Common Stock at an exercise price of $3.00 per share, expire on June 29, 1998. In consideration of other financing and support provided by Marjorie S. Brooks, the expiration date of 325,000 Class C Warrants was extended by the Board of Directors to June 2003.
In May 1994, $600,000 of such notes were converted into Class A Common Stock as a portion of the consideration for May 1994 private placement offering described below.


   In May 1994, the Company completed a private placement offering at market price to certain affiliated stockholders and noteholders with the issuance of 3,468,400 shares of Class A Common Stock, 3,468,400 Class F Warrants, and 3,468,400 Class G Warrants. Net offering proceeds of approximately $2,065,000 were received by the Company, consisting of $2,020,000 conversion of debt and accrued interest and $45,000 in cash. The Class F and Class G Warrants expire five years from the date of issuance and are exercisable at a price of $.61 and $.92 per share, respectively, for each share of Class A Common Stock purchased. In consideration of other financing and support provided by Marjorie S. Brooks, the expiration dates of 856,094 Class F Warrants and 2,986,590 Class G Warrants were extended by the Board of Directors to June 2004.


   In 1995, in connection with an extension of a line of credit to the Company by its major stockholder, the Company's Board of Directors authorized the issuance of up to 2,000,000 of Class H Warrants on a one-for-one basis for each dollar advanced under the loan agreement and having an exercise price equal to the per share market value of the Company's Class A Common Stock on the date of such advances. The Class H Warrants for 2,000,000 shares are exercisable at prices from $0.39 to $0.49 per share of Class A Common Stock. The Class H Warrants will expire in February 2005.


   In May 1996, the Company completed a private placement offering with the issuance of 338,624 shares of Class A Common Stock to an accredited investor for $200,000 in cash.


   Between April and December of 1996, the Company issued 2,956,396 shares of Class A Common Stock in Regulation S transactions for $1,831,000, and issued 295,608 warrants as part of the transactions at exercise prices ranging from $0.375 to $1.125. Between January and March of 1997, the Company issued 977,367 shares of Class A Common Stock in Regulation S transactions for $229,000, and issued 97,736 warrants as part of the transactions at exercise prices ranging from $0.31 to $0.375.


   In December 1996, in connection with a note payable of $100,000, the Company authorized and issued two sets of Warrants, Class J for 200,000 shares and Class
K for 150,000 shares.   Each Class J and Class K Warrant is exercisable on a
one-for-one basis with common stock. Each Class J Warrant is exercisable at $0.50 per share and each Class K Warrant is exercisable at $0.75 per share.
Both Class J and Class K Warrants expire five years from the date of issuance.


   In October 1997, the Company issued $1.3 million aggregate principal amount of 12% promissory notes due July 27, 1998 (extendable at the Company's option to October 30, 1998) in a private placement to certain of the Selling Stockholders. Pursuant to the Placement Agreement, the Company also issued similar 12% Notes for $800,000 in February 1998, and $410,000 in April 1998, which mature November 2, 1998 and January 2, 1999, respectively, (extendable at the Company's option to January 31, 1999 and April 2, 1999, respectively). Quarterly interest on the Notes is payable in shares of Common Stock, valued at the average closing bid price over the ten trading days prior to each such interest payment date, or cash at the Company's option. Pursuant to the Placement Agreement executed concurrently with the October 1997 Note Purchase Agreement, the Company also granted to the Placement Agent a two-year option to offer and place on behalf of the Company an additional $2,200,000 in aggregate principal amount of promissory notes, $1,210,000 of which has been issued and sold in February and April 1998 on substantially similar terms; the terms of any further Additional Notes, which may be issued may vary from the terms of the Notes, but will provide that, unless extended by the Company at its option, the Additional Notes will mature and become payable on a date 270 days from the date of initial issuance thereof. In the event that the Placement Agent exercises its option to offer and place the Additional Notes, the Company is required to deliver to the Placement Agent warrants, in substantially the form of the Private Placement Warrants, to purchase such number of shares of the Company's Common Stock as is equal to 12% of the aggregate purchase price of the Additional Notes (as expressed in numerical rather than dollar terms) or in the event that the term of the Additional Notes is extended, at the Company's option from 270 days to 365 days, such number of shares of Common Stock as is equal to 18% of the aggregate purchase price of the Additional Notes (as expressed in numerical rather than dollar terms) (in either case the "Additional Placement Warrants"). In addition, in the event of the sale of such Additional Notes, the Consultant becomes entitled under the Consulting Agreement to additional warrants, in substantially the form of the Consulting Warrants, to purchase such number of shares of the Company's Common Stock as is equal to 200% of the aggregate purchase price of the Additional Notes (as expressed in numerical rather than dollar terms) or in the event that the term of the Additional Notes is extended, such number of shares as is equal to 250% of the aggregate purchase price of the Additional Notes (the "Additional Consulting Warrants"). The Additional Placement Warrants and Additional Consulting Warrants will be exercisable for a period of five years from the date of issuance at a price per share equal to the average of the closing bid prices (as defined) for the Common Stock during the five consecutive trading days ending on the trading day immediately preceding the closing date for the sale of the Additional Notes. The warrant shares issuable upon exercise of the Additional Placement Warrants and Additional Consulting Warrants will be considered "Registrable Securities" under the Registration Rights Agreement executed with the Placement Agent and Consultant. Concurrently with the Note Purchase Agreements, the Company issued Private Placement Warrants to the Placement Agent, 301,200 of which Private Placement Warrants were outstanding as of May 21, 1998. The Private Placement Warrants are exercisable at a price of $0.375 per share, for a five-year term, and are subject to customary anti-dilution provisions for stock splits, stock dividends, reverse stock splits, mergers or consolidations, below-market stock issuances and similar events. Also, in October 1997, the Company entered into the Consulting Agreement with the Consultant pursuant to which the Consultant will provide investment banking and general financial and strategic advisory services during a five-year term. In consideration thereof, the Company granted consulting warrants to the Consultant and one affiliated Selling Stockholder, 5,020,000 of which Consulting Warrants were outstanding as of May 21, 1998. The Consulting Warrants are exercisable at a price of $0.375 per share for a five-year term and are subject to customary anti-dilution adjustments similar to the Private Placement Warrants.


   In January 1998, in consideration of renewal of the Company's $700,000 receivable line, the Company issued 700,000 warrants (the "Financing Warrants") at market ($0.875) to the major shareholder.


   In addition to the Warrants described above, the Company has various stock option plans which authorize the issuance of up to an aggregate of 5,600,000 shares of Class A Common Stock. At March 31, 1998, the Company had outstanding stock options under such plans which provided for the purchase of up to 4,141,500 shares of Common Stock at exercise prices ranging from $0.375 to $3.00 per share, of which 1,941,500 were currently exercisable.


   For the term of each of the warrants discussed herein, the holders thereof will have, at a fixed cost, and in some cases a nominal cost, the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of the other security holders. As long as such warrants and options remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the holders of such warrants and options may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by warrants.


POTENTIAL ADVERSE EFFECT OF SUBSTANTIAL SHARES OF COMMON STOCK RESERVED.


   Out of an authorized capitalization of 62,500,000 shares of capital stock, including 50,000,000 of Class A Common Stock, as of March 31, 1998, there were 20,530,147 shares of Common Stock and 1,465,530 shares of Class B Common Stock outstanding (which shares of Class B Common Stock are convertible into Common Stock and for which 1,465,530 shares of authorized but unissued Common Stock have been reserved). In addition, the Company has reserved a total of 28,297,902 shares of Common Stock for issuance as follows: (i) 12,618,839 shares for issuance upon exercise of the Series B through Series K Warrants described above; (ii) 4,950,668 shares for issuance pursuant to the stock option plans described above; (iii) 648,395 shares for potential issuance of Interest Shares;
(iv) 700,000 shares for potential issuance pursuant to Financing Warrants; (v) 630,000 shares for potential issuance pursuant to Private Placement Warrants or Additional Private Placement Warrants, and (vi) 8,750,000 shares for potential issuance pursuant to Consulting Warrants or Additional Consulting Warrants. The Company also has contractual commitments for the issuance of options or warrants for an additional 293,579 shares of Class A Common Stock, for which no reservation has been made, subject to stockholder approval of an increase in the authorized capital stock, consummation of a previously authorized reverse stock split, or expiration of sufficient outstanding options or warrants without exercise. The existence of the warrants and options described herein and the unavailability of additional shares of authorized Class A Common Stock, may adversely affect the Company's ability to consummate future equity financing. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

POTENTIAL INFLUENCE ON THE MARKET AND THE COMPANY.


   A significant amount of the Shares offered hereby will be held by, and may be sold to customers of the Placement Agent. If the Placement Agent participates in the market, as a market maker or otherwise, the Placement Agent may exert a dominating influence on the market for the Shares described in this Prospectus. Such market making activity may be discontinued at any time. The price and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Placement Agent's participation in such market.

NO ASSURANCE OF NASDAQ SMALLCAP MARKET LISTING; RISK OF LOW-PRICED SECURITIES; RISK OF APPLICATION OF PENNY STOCK RULES.


   The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the initial listing and continued listing of a security on the NASDAQ SmallCap Market. The standards for initial listing require, among other things, that an issuer have total assets of $4,000,000 and capital and surplus of at least $2,000,000; that the minimum bid price for the listed securities be $3.00 per share; that the minimum market value of the public float (the shares held by non-insiders) be at least $2,000,000; and that there be at least two market makers for the issuer's securities. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the "public float" be at least $1,000,000; and that there be at least two market makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on the NASDAQ SmallCap Market if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. The NASDAQ SmallCap Market has recently adopted new maintenance criteria, which eliminates the exception to the $1.00 per share minimum bid price and require, among other things, $2,000,000 net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. The Company has been formally notified by NASDAQ that it had until May 28, 1998 to bring the price of its stock up to a minimum $1.00 bid. As of December 31, 1997, the Company's bid price was below $1.00. As of May 21, 1998, the Company's closing bid price was $1.2813. The Company on April 14, 1998 was notified by NASDAQ that it had regained minimum bid price compliance. The Company's stockholders, in August authorized a 6 for 1 reverse stock split, which has not yet been implemented. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a NASDAQ SmallCap Market listing. If the Company's securities were to be excluded from the NASDAQ SmallCap Market, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would then be required to comply with the more difficult initial listing requirements to be re-listed on the NASDAQ SmallCap Market.


   If the Company is unable to satisfy maintenance requirements and the price per share were to continue below $1.00, then unless the Company satisfied certain net tests, the Company's securities would become subject to certain penny stock rules promulgated by the SEC (the "Commission"). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks of penny stock market securities. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock. If the Common Stock becomes subject to the penny stock rules, investors may find it more difficult to sell their shares.


   Unaudited information subsequent to December 31, 1997 and March 31, 1998 indicates that losses are continuing. Due to continuing net losses, there can be no assurance that the Company will be able to maintain compliance with the net tangible asset requirement in the future.


POTENTIAL ISSUANCE OF PREFERRED STOCK


   The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, $1.00 par value, none of which have been issued. The Board of Directors of the Company is empowered to fix the terms of the Preferred Stock without stockholder approval, which terms may adversely affect the rights of holders of the Class A Common Stock. The Company has no current plans to issue any shares of its Preferred Stock.


DIVIDEND POLICY


   The Company has not paid any cash dividends in the past and expects to retain any future earnings for expansion of its business rather than to pay cash dividends in the foreseeable future.

NON-REGISTRATION IN CERTAIN JURISDICTIONS


   Although the Shares are being registered for sale with the SEC under the Securities Act, action has only been taken in a very limited number of state jurisdictions to register or qualify the Shares for sale to prospective purchasers. Accordingly, in the absence of any specific registration or qualification, any purchasers of the Shares from the Selling Stockholders will be required to rely upon applicable exemptions from registration in such state jurisdictions. Purchasers should inquire of the Selling Stockholders to determine what action, if any, has been taken to qualify the Shares for sale in a particular state jurisdiction and should consult their own legal counsel prior to effecting sales of Shares in any jurisdiction.


                                  THE COMPANY

   The Company manufactures and markets a line of engineered composite building material products that exhibit superior moisture resistance and dimensional stability, as well as, several other unique properties over traditional wood products. The Company's products have been extensively tested and used by several leading national companies. The Company primarily utilizes waste wood fiber and reclaimed polyethylene plastic as its raw material sources. The Company markets its products under the trade names MoistureShield/TM/ and ChoiceDek/TM/ and its sales are now primarily focused towards the following three market areas which are currently supplied by the Company's composites manufacturing facility in Junction, Texas: (1) components for the national door and window market, (2) the heavy industrial flooring market as floor blocks for industrial applications, and (3) as decking components for commercial and residential applications through Weyerhaeuser. The Company is currently expanding its manufacturing capabilities with the addition of a second composite manufacturing and plastic reclamation facility in Springdale, Arkansas.


   The Company's Manufacturing Unit, located in Junction, Texas markets its moisture-resistant composite building materials under the trade names MoistureShield/TM/, LIFECYCLE/TM/ and ChoiceDek/TM/. Because of their plastic content, the composites can be engineered for moisture resistance, do not require preservative or chemical treatments like traditional wood, can be designed and extruded to customer specifications to minimize waste, and are less subject to rotting, cracking, warping, insect infestation and water absorption than conventional wood materials. Because of the wood fiber content, composites are less subject to thermal contraction or expansion and display greater dimensional stability than conventional plastic materials. The composites are denser than the straight-grained, clear grades of wood from western United States forests traditionally used in the building applications for which AERT's products compete. The composites manufacturing process involves proprietary technologies and specialized manufacturing equipment, custom-built or modified for the Company's purposes. It utilizes recycled plastics and wood-filler materials and, in certain cases, special additives or virgin plastics in varying mixtures, which can be formulated, based on the customer's desired end-product characteristics. A key advantage of the Company's process is the ability to utilize plentiful, low-cost raw material components, encapsulate the wood fibers in the plastic and create a consistent material, free of foreign matter, which can be extruded into a desired shape while the end product maintains many properties similar to traditional wood materials.


   In May 1995, the Company entered into an exclusive marketing and distribution agreement with a division of Weyerhaeuser ("Weyerhaeuser") for sales of its LIFECYCLE/TM/ line of extruded decking components, which are primarily targeted towards the high-end residential housing market. Weyerhaeuser has marketed the product under the Company's trade name, ChoiceDek/TM/, initially in a limited number of its 80 distribution and reload centers throughout the United States. To date, Weyerhaeuser decking sales have been limited primarily by the companies limited ability to produce product.


                                USE OF PROCEEDS



   The Company will not directly receive any proceeds from the Shares being offered by the Selling Stockholders, nor will any such proceeds be available for use by it or for its benefit. However, the Company could receive proceeds from the exercise of the Private Placement Warrants and the Consulting Warrants to which certain of the Shares relate. Any such proceeds received by the Company upon exercise of a Warrant will be used for general corporate and working capital purposes.

                             SELLING STOCKHOLDERS



   The following table sets forth the names of the Selling Stockholders, the number of shares of Commons Stock owned beneficially by each of the Selling Stockholders as of May 29, 1998, and the number of shares which may be offered for sale pursuant to this Prospectus. Information set forth herein with respect to each Selling Stockholder's beneficial ownership of Common Stock has been provided by such Selling Stockholder. Because the Selling Stockholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares that will be held by the Selling Stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock covered by this prospectus will be sold. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Except as stated herein, none of the Selling Stockholders are affiliated with the Company or has had any material relationship with the Company within the past three years.


     This prospectus also covers, pursuant to Rule 416 of the Securities Act, the offer and sale by the Selling Stockholders of any and all shares of Common Stock which may become issuable with respect to the Interest Shares or upon exercise of the Private Placement Warrants and the Consulting Warrants to prevent dilution resulting from stock splits, stock dividends and similar transactions and pursuant to the Notes by reason of increases in the interest rate applicable thereto and/or the amount of interest payable thereon and by reason of reductions in the average closing bid price of the Common Stock.

      Name and Address(2) of                Number of Shares     Number of Shares       Shares Beneficially       % Beneficially
        Selling Stockholder                   Beneficially         to be Offered          Owned Following         Owned Following
                                                 Owned                                     Completion of           Completion of
                                                                                            Offering (1)            Offering(1)
---------------------------------------------------------------------------------------------------------------------------------
Zanett Lombardier, Ltd.(2)                     42,184  (4)         159,842  (4)                  0                       -

Harlow Enterprises, Inc.(2)                     2,753  (5)           6,700  (5)                  0                       -

Parkland Limited(2)                             2,753  (6)           6,700  (6)                  0                       -

Samuel L. Milbank(2)(3)                       122,550  (7)(9)      159,143  (7)(9)               0                       -

Bruno Guazzoni(2)(3)                        4,996,116  (8)       6,356,563  (8)                  0                       -

Claudio Guazzoni (2)(3)                       120,480  (9)         180,720  (9)                  0                       -

David McCarthy  (2)(3)                        121,138  (9)(10)     190,219  (9)(10)              0                       -

Heriot Holdings, Ltd. (2)                           -  (11)         15,789  (11)                 0                       -


(1)  Assumes the sale of all Shares offered hereby.


(2) Address: c/o The Zanett Securities Corporation, Tower 49, 31st Floor, 12 East 49th Street, New York, NY 10017


(3) Except under certain circumstances, none of such Selling Stockholders is entitled to exercise Consulting Warrants or Private Placement Warrants, as applicable, to the extent that such exercise would cause the Selling Stockholder to beneficially own more than 4.99% of the total outstanding Common Stock of the Company. Therefore the number of shares set forth herein and which a Selling Stockholder may sell pursuant to this prospectus may exceed the number of shares such Selling Stockholder may be deemed to beneficially own as determined pursuant to Section 13(d) of the Exchange Act.


(4) Beneficially owns 42,184 shares as of the date of this Prospectus. Number of Shares to be Offered represents up to 159,842 Interest Shares (assuming a one-year term for the Notes and a pro forma Conversion Price of $1.52 per share on the unissued Interest Shares) (equal to the 10-business day average closing bid price prevailing as of May 21, 1998), of which 42,184 has been issued and of which 117,658 may be issued on a quarterly basis pursuant to $550,000 and $626,892 principal amounts of Notes acquired October 30, 1997 and February 5, 1998, respectively.


(5) Beneficially owns 2,753 shares as of the date of this Prospectus. Number of Shares to be Offered represents up to 6,700 Interest Shares (assuming a one-year term for the Notes and a pro forma Conversion Price of $1.52 per share) (equal to the 10-business day average closing bid price prevailing as of May 21, 1998), of which 2,753 has been issued and of which 3,947 may be issued on a quarterly basis pursuant to $50,000 principal amount of Notes acquired October 30, 1997.

     Beneficially owns 2,753 shares as of the date of this Prospectus. Number of Shares to be Offered represents up to 6,700 Interest Shares, (assuming a one-year term for the Notes and a pro forma Conversion Price of $1.52 per share on the unissued interest shares) (equal to the 10-business day average closing bid price prevailing as of May 21, 1998), of which 2,753 has been issued and of which 3,947 may be issued on a quarterly basis pursuant to $50,000 principal amount of Notes acquired October 30, 1997.


(6) Number of Shares to be Offered represents (i) up to 8,783 Interest Shares (assuming a one-year term for the Notes and pro forma Conversion Price of $1.52 per share on the unissued interest shares) (equal to the 10-business day average closing bid price prevailing as of May 21, 1998), of which 2,310 has been issued and of which 6,473 may be issued on a quarterly basis pursuant to $30,000 and $34,667 principal amount of Notes acquired October 30, 1997 and February 5, 1998 and (ii) up to 60,000 Consulting Warrant Shares (subject to adjustment), which may be acquired upon exercise of Consulting Warrants at a price of $0.375 per share.


(7) Represents (i) up to 2,540,000, 1,600,000 and 820,000 Consulting Warrant Shares (subject to adjustment), which may be acquired upon exercise of Consulting Warrants issued on October 30, 1997, February 5, 1998 and April 7, 1998, respectively, at a price of $0.375 per share, (ii) up to 650,000, 400,000 and 205,000, respectively, additional Consulting Warrant Shares, which may be issued upon exercise of Additional Consulting Warrants which may become issuable in the future depending upon whether the term of the Notes is extended from 270 days to 365 days, and (iii) up to 141,563 Interest Shares (assuming a one-year term for the Notes and pro forma Conversion Price of $1.52 per share on the unissued interest shares) (equal to the 10-business day average closing bid price prevailing as of May 21,
     1998), of which 36,116 has been issued and of which 105,447 may be issued on a quarterly basis pursuant to $620,000, $103,774 and $280,000, principal amount of Notes acquired October 30, 1997, February 5, 1998 and April 7, 1998, respectively. Represents up to 156,000, 96,000 and 49,200 Private Placement Warrant Shares (subject to adjustment), which may be acquired upon exercise of Private Placement Warrants issued on October 30, 1997, February 5, 1998 and April 7, 1998, respectively, at a price of $0.375 per share and up to 78,000, 48,000 and 24,600, respectively, additional Private Placement Warrant Shares which may be issued upon exercise of additional Private Placement Warrants, which may become issuable in the future depending upon whether the term of the Notes is extended from 270 days to 365 days. The Private Placement Warrants are held by David McCarthy (120,480 shares), Claudio Guazzoni (120,480 shares), and Samuel L. Milbank (60,240 shares) of The Zanett Securities Corporation.


(8) Beneficially owns 658 shares as of the date of this Prospectus. Number of Shares to be offered represents up to 9,499 Interest Shares (assuming a one-year term for the Notes and a pro forma Conversion Price of $1.52 per share on the unissued interest shares) (equal to the 10-business day average closing bid price prevailing as of May 21, 1998), of which 658 has been issued and of which 8,841 may be issued on a quarterly basis pursuant to $34,667 and $30,000, principal amount of Notes acquired February 5, 1998 and April 7, 1998, respectively.


(9) Beneficially owns 0 shares as of the date of this Prospectus. Number of Shares to be offered represents up to 15,789 Interest Shares (assuming a one-year term for the Notes and a pro forma Conversion Price of $1.52 per share, (equal to the 10-business day average closing bid price prevailing as of May 21, 1998), which may be issued on a quarterly basis pursuant to $100,000 principal amount of Notes acquired April 7, 1998.



                             PLAN OF DISTRIBUTION


The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed price which may be changed. The distribution of the Shares maybe effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the NASDAQ SmallCap Market System; (iii) purchases by broker, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives

(whether exchange-listed or otherwise), or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the Shares, with Shares may be resold thereafter pursuant to this Prospectus. Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in the type of transaction involved.

The Selling Stockholders and any brokers, dealers, underwriters or agents that participate in the distribution of the Shares may deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such persons might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation.
The Company knows of no existing arrangements between any Selling Stockholder and any other Stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

To the extent required, the Company will file, during any period in which offers or sales are being made, a supplement to this Prospectus which sets forth, with respect to a particular offering, the specific number of Shares to be sold, the name of the selling Stockholder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of brokers, dealers, underwriters or agents. Such expenses are currently estimated to be approximately $57,714. The Company has agreed to indemnify the Selling Stockholders and certain related persons against certain liabilities, including certain liabilities under the Securities Act.



                                 LEGAL MATTERS


The validity of the Shares offered hereby is being passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio, Texas.



                                    EXPERTS


The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph describing the going concern and litigation uncertainties discussed in Notes 2 and 11 to the financial statements to the Annual Report on Form 10-K for the year ended December 31, 1997.

                    ______________________________________


NO PERSON HAS BEEN AUTHORIZED, IN CONNECTION WITH THE OFFERING MADE HEREBY, TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITITUE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                    ______________________________________



                               TABLE OF CONTENTS


                                                                 Page

Available Information ............................................  2
Incorporation of Certain Documents by
Reference.........................................................  3
Prospectus Summary................................................  4
Risk Factors......................................................  5
The Company....................................................... 13
Use of Proceeds................................................... 13
Selling Stockholders.............................................. 14
Plan of Distribution.............................................. 15
Legal Matters..................................................... 16
Experts........................................................... 16


                    ______________________________________


                            Up to 7,075,676 Shares



              Advanced Environmental Recycling Technologies, Inc.



                                ______________


                              P R O S P E C T U S

                                ______________



                                 May 29, 1998

                                    PART II



                    INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
------------------------------------------------------


     The following table sets forth the estimated expenses payable by the Company in connection with the offering described in this Registration Statement. No such expenses will be borne by the Selling Stockholders.


     Securities and Exchange Commission

     Registration Fee           $ 2,714
     Legal Fees                  20,000
     Accountant's Fees           25,000
     Miscellaneous Expenses      10,000
                                -------

     TOTAL                      $57,714


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
----------------------------------------------------


     Section 145 of the Delaware General Corporation Law permits the Registrant to indemnify directors, officers, employees or agents against judgments, fines, amounts paid in settlement, and reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding, other than an action by or in the right of the Registrant, to which such director, officer or employee or his legal representative may be a party, provided such director, officer or employee shall have acted in good faith and shall have reasonably believed (a) in the case of a civil proceeding, that his conduct was in or not opposed to the best interests of the Registrant, or (b) in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In connection with an action by or in the right of the Registrant against a director, officer, employee or agent, the Registrant has the power to indemnify such director, officer, employee or agent for reasonable expenses incurred in connection with such suit (a) if such person acted in good faith and in a manner not opposed to the best interest of the Registrant, and (b) if found liable to the Registrant, only if ordered by a court of law. Section 145 provides that such section is not exclusive of any other indemnification rights granted by the Registrant to directors, officers, employees or agents.

     The Certificate of Incorporation of the Registrant provides for mandatory indemnification of directors, officers and employees to the fullest extent permitted by Section 145, unless the Registrant proves that the person seeking indemnification did not meet the standard set forth above. The Certificate permits the Registrant to indemnify agents to the extent authorized from time to time by the Board of Directors. The right to indemnification is a contract right and includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition, provided that the indemnitee undertakes to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified for such expenses.

     The Certificate of Incorporation of the Registrant also contains a provision eliminating the liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for (a) breach of the director's duty of loyalty to the Corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of a dividend or unlawful stock purchase or redemption, or (d) any transaction from which the director derived an improper personal benefit.


     Inasmuch as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS.
-------------------



   EXHIBIT
   NUMBER    DESCRIPTION OF EXHIBITS
   ------    -----------------------


   4.1 Certificate to Registration Statement on Form S-1, No. 33-29595, filed with the Commission on June 28, 1989 and Exhibit to Amendment No. 1 to Registration Statement on Form S-1, No. 33-29595, filed with the Commission on August 24, 1989) (a)


   4.2 Bylaws of Registrant (incorporated by reference from Exhibit to Registration Statement on Form S-1, No. 33-29595, filed with the Commission on June 28, 1989) (a)


   4.3 Form of Class A Common Certificate (incorporated by reference from Exhibit to Amendment No. 2 to Registration Statement on Form S-1, No. 33-29595, filed with the Commission on November 8, 1989) (a)

   5         Opinion and Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
             (b)

   10.1      Private Placement Agreement (a)

   10.2      Consulting Agreement (a)

   10.3      October 1997 Note Purchase Agreement (a)

   10.4      February 1998 Note Purchase Agreement (b)

   10.5      April 1998 Note Purchase Agreement (b)

   10.6      Form of Notes (a)

   10.7      Form of Private Placement Warrants (a)

   10.8      Form of Consulting Warrants (a)

   23.1      Consent of Arthur Andersen LLP (b)

   23.2      Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
             (included in Exhibit 5) (b)


   (a)  Filed previously
   (b)  Filed herewith



ITEM 17. UNDERTAKINGS.
----------------------


   The undersigned registrant hereby undertakes:

   1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   (a) To include any Prospectus required by Section 10 (a) (3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

   (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and



   (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


   2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   4. That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions referred to in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as
expressed in the Act and is,  therefore, unenforceable.   In the event that a
claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement (Reg. No. 333-42555) to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Washington, State of Arkansas, on May 29, 1998.


ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
(Registrant)


By:  /s/ Joe G. Brooks
     -----------------------------------
JOE G. BROOKS
President and Director



   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



   Signature                  Title                              Date
   ---------                  -----                              ----


 */s/ Sal Miwa                Chairman of the Board              May 29, 1998
------------------------
SAL MIWA


 /s/ Joe G. Brooks            President and Director             May 29, 1998
------------------------
JOE G. BROOKS


 */s/ Jerry B. Burkett        Director                           May 29, 1998
------------------------
JERRY B. BURKETT


/s/ Stephen W. Brooks         Chief Executive Officer            May 29, 1998
------------------------      and Director
STEPHEN W. BROOKS


/s/ Marjorie S. Brooks        Secretary, Treasurer and Director  May 29, 1998
------------------------
MARJORIE S. BROOKS


 */s/ Peter Lau               Director                           May 29, 1998
------------------------
PETER LAU

 */s/ James Culp              Director                           May 29, 1998
------------------------
JAMES CULP


* /s/ Joe G. Brooks
--------------------------------------
By: Joe G. Brooks, as attorney-in-fact

                                 EXHIBIT INDEX



EXHIBIT NO.
-----------


4.1 Certificate of Incorporation of Registrant, including Certificates of Amendment (incorporated by reference from Exhibit to Registration Statement on Form S-1, No. 33-29595, filed with the Commission on June 28, 1989 and Exhibit to Amendment No. 1 to Registration Statement on Form S-1, No. 33-29595, filed with the Commission on August 24, 1989) (a)


4.2 Bylaws of Registrant (incorporated by reference from Exhibit to Registration Statement on Form S-1, No. 33-29595, filed with the Commission on June 28, 1989) (a)


4.3 Form of Class A Common Certificate (incorporated by reference from Exhibit to Amendment No. 2 to Registration Statement on Form S-1, No. 33-29595, filed with the Commission on November 8, 1989) (a)


5      Opinion and Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (b)


10.1   Private Placement Agreement (a)


10.2   Consulting Agreement (a)


10.3   October 1997 Note Purchase Agreement (a)


10.4   February 1998 Note Purchase Agreement (b)


10.5   April 1998 Note Purchase Agreement (b)


10.6   Form of Notes (a)


10.7   Form of Private Placement Warrants (a)


10.8   Form of Consulting Warrants (a)


23.1   Consent of Arthur Andersen LLP (b)


23.2   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
       (included in Exhibit 5) (b)


(a)  Filed previously
(b)  Filed herewith